EXHIBIT 99.1

Gilla to Acquire Ireland-based E-cigarette Distributor

Miami, Florida – January 27th, 2014 – Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA) is pleased to announce it has entered into a Purchase and Sale Agreement (the “Agreement”) to acquire all of the issued and outstanding shares of Drinan Marketing Limited (“Drinan”) of Dublin, Ireland. Drinan was founded in 2010 by Mr. Andrew Hennessy as a marketing and consulting firm to the tobacco products industry in Ireland.  During 2013, Mr. Hennessy expanded his business into the sales and distribution of electronic cigarettes (“e-cigarettes”) and has quickly developed his reach to approximately 400 storefronts and growing.

The terms of the Agreement require Gilla to issue at closing five hundred thousand common shares (the “Shares”) to Mr. Hennessy and his family. Gilla will also issue one million common share purchase warrants to the Hennessy family with a term of three years and an exercise price of $0.25 per share (the “Warrants”). The Warrants will have specific vesting requirements tied to the revenue performance of Drinan. Mr. Hennessy will continue to operate Drinan and take an active corporate role with Gilla assisting with product development and leading European business development and sales.  The transaction has a planned closing date of January 31, 2014.

“This acquisition provides Gilla with a platform for further European expansion and a strong existing pipeline into the Irish e-cigarette market,” stated Graham Simmonds, Gilla’s Chief Executive Officer. “We have also added significant bench strength to our management team as Mr. Hennessy has deep roots in the European tobacco industry and has become an expert in the e-cigarette category,” he added.

Mr. Andrew Hennessy, Drinan’s owner and operator, stated, “I am excited to join forces with Gilla and believe we can execute on a very profitable business strategy both here in Ireland and throughout Europe.” He added, “Our core business here in Ireland continues to see tremendous growth and now as part of Gilla’s broader business, we will enjoy stronger margins and an ability to service our existing customer demand more effectively.”

About Gilla Inc.
Gilla Inc. designs, markets and distributes electronic cigarettes (“e-cigarettes”) and accessories. E-cigarettes are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements
Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.'s SEC filings.

This release does not constitute an offer for sale of securities.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
Chief Executive Officer
1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc